Exhibit 10.1

FIRST AMENDMENT

TO

MASTER SERVICES AGREEMENT

This First Amendment to Master Services Agreement, dated as of April 21, 2021 (this “Amendment”), is entered into by and between Applied Energetics, Inc., a Delaware limited liability company (the “Company” or “AERG”), and Westpark Advisors, LLC “Westpark Advisors”).

WHEREAS, the Company has engaged Westpark Advisors to perform certain services (the “Services”) pursuant to that certain Master Services Agreement, dated of July 16, 2018 (“Agreement”), by and between Westpark Advisors and the Company; and

WHEREAS, the parties desire to amend the Agreement, in particular, to increase Westpark Advisor’s contingent equity compensation provided in the Agreement pursuant to the terms and subject to the conditions set forth in this Amendment.

Now, THEREFORE, for valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties agree as follows:

1. Paragraph 4.c. of the Agreement is hereby amended by adding at the end thereof the following:

The Company shall also issue to Westpark Advisors options to purchase an additional one million (1,000,000) shares of the Company’s common stock, which additional options shall be subject to vesting in the amount of 33.3% per year over the three years following the date of grant. The options shall be exercisable at a price of $0.40 per share, such amount representing the fair market value on the date of grant based on the closing price of $0.40 per share as of the most recent prior trading date.

2. The parties agree that the grant date for the additional options granted to Westpark Advisors pursuant to this Amendment shall be the date of this Amendment.

3. All other provisions of the Agreement are unchanged by this Amendment and remain in full force and effect; provided, however, that in the event of an inconsistency between the terms of this Amendment and the Agreement, as in effect immediately prior hereto, the terms of this Amendment shall prevail. All other terms of the Agreement shall remain in full force and effect. This Amendment may be executed in counterparts which, when taken together, shall constitute one and the same agreement.

4. This Amendment, together with the Agreement, constitute the complete understanding between the parties with respect to the subject matter hereof.  No statement, representation, warranty or covenant has been made by either party with respect to the subject matter hereof except as expressly set forth herein or in the Agreement.

IN WITNESS WHEREOF, the Company and Westpark Advisors have duly executed this Amendment as of the date set forth in the first paragraph hereof.

APPLIED ENERGETICS, INC.

By:	/S/ Gregory J. Quarles
Gregory J. Quarles, President and CEO

WESTPARK ADVISORS, LLC

By:	/S/ Patrick Williams
Patrick Williams, Managing Partner